Exhibit 99.1
Recursion Provides Business Updates and Reports Fourth Quarter and Fiscal Year 2022 Financial Results

•Initiated five clinical trials in 2022, including three Phase 2 programs, and provided guidance on the timing of clinical data readouts
•Delivered against core elements of our Roche-Genentech collaboration (neuroscience and an indication in gastrointestinal oncology) and Bayer collaboration (fibrosis) in 2022
•Continued to build-out the Recursion OS with scaled transcriptomic technologies, industry-leading hiPSC-derived cell production, and additional in-house chemistry capabilities
•Released RXRX3 (largest public dataset of its kind) and MolRec™ (application to explore compound and gene relationships in RXRX3) - framing how proprietary biological and chemical data built fit-for-the purpose of training ML models can be a value driver

SALT LAKE CITY, February 27, 2023 — Recursion (Nasdaq : RXRX), a clinical stage TechBio company leading the space by decoding biology to industrialize drug discovery, today reported business updates and financial results for its fourth quarter and fiscal year ended December 31, 2022.

"2022 was a fantastic year for Recursion where we continued to deliver on the promise of our pipeline with five clinical trial initiations, continued execution of our Bayer and Roche-Genentech partnerships, and continued to grow our proprietary data moat through our scale and accelerating capabilities across transcriptomics, digital in vivo tolerability, and chemistry," said Chris Gibson, Ph.D., Co-Founder & CEO at Recursion. "I believe that the work we have done in 2022 is setting the stage for significant value-creation in the coming 12-24 months. What is most exciting to me is the rapid uptick in the world’s curiosity around ML and AI due to advances in other industries. I think it is important to reflect on the tremendous advancements taking place around us and I believe we are best positioned to deploy similar tools across the drug discovery and development process."

Summary of Business Highlights

•Internal Pipeline
◦Cerebral Cavernous Malformation (CCM) (REC-994): Our Phase 2 SYCAMORE clinical trial is a double-blind, placebo-controlled safety, tolerability and exploratory efficacy study of this drug candidate in 60 participants with CCM. At this time, we continue to actively enroll participants. We expect to share top-line data in 2H 2024.
◦Neurofibromatosis Type 2 (NF2) (REC-2282): Our Phase 2/3 POPLAR clinical trial is a parallel group, two stage, randomized, multicenter study of this drug candidate in approximately 90 participants with progressive NF2-mutated meningiomas. At this time, we continue to actively enroll participants. We expect to share a Phase 2 interim safety analysis in 2024.
◦Familial Adenomatous Polyposis (FAP) (REC-4881): Our Phase 2 TUPELO clinical trial is a multicenter, randomized, double-blind, placebo-controlled two-part clinical trial to evaluate efficacy, safety, and pharmacokinetics of this drug candidate in patients with FAP. Recent protocol amendments are aimed at accelerating the quality and pace of the trial.
◦AXIN1 or APC Mutant Cancers (REC-4881): In October 2022, we announced the nomination of REC-4881 for the potential treatment of AXIN1 or APC mutant cancers with an initial focus on hepatocellular carcinoma and ovarian cancer. We expect to initiate a Phase 1b/2 biomarker enriched basket study across select AXIN1 or APC mutant tumors in early 2024.
◦Clostridioides difficile Colitis (REC-3964): Our Phase 1 clinical trial is a first-in-human protocol evaluating single and multiple doses of REC-3964 in healthy volunteers and will assess the safety, tolerability and pharmacokinetic profile of REC-3964. At this time, we continue to actively enroll participants. We expect to share safety and PK data in 2H 2023.
◦HR-Proficient Ovarian Cancer: In January 2023, we disclosed that RBM39 (previously identified as Target Gamma) is the novel CDK12-adjacent target identified by the Recursion OS. We believe that modulating RBM39 could lead to a potential treatment of HR-proficient ovarian cancer. We expect this program to reach IND-enabling studies in 2023.
◦Enhancing Anti-PD-(L)1 Response by Inhibiting Novel Targets (Target Alpha): This program is a potential first-in-class novel chemical entity with a novel polypharmacologic mechanism of action for which we have not yet disclosed the targets. We expect this program to reach IND-enabling studies in 2023.
•Transformational Collaborations
We continue to advance efforts to discover potential new therapeutics with our strategic partners in the areas of fibrotic disease (Bayer) as well as neuroscience and a single indication in gastrointestinal oncology (Roche-Genentech). In the near-term, there is the potential for option exercises associated with partnership programs, option exercises associated with map building initiatives or data sharing and additional partnerships in large, intractable areas of biology or technological innovation.
•Recursion OS
◦Cell and Tissue Culturing: In 2022, we industrialized stem cell production and produced over 500 billion hiPSC-derived cells in-house to enable neurology research. We believe that this volume of biological material could make Recursion one of the largest producers of neural hiPSC-derived cells in the world and could give Recursion flexibility around its consumables and collaboration activities.
◦Chemical Technology: We have begun configuring our automated drug metabolism and pharmacokinetics (DMPK) wet-lab module into the Recursion OS. Once fully onboarded, this module will enable scaled, automated processing and evaluation of compounds for plasma protein binding, microsomal stability, and cell permeability. With an operational capacity of up to 500 compounds per week, this module lays the foundation for us to generate additional proprietary data moats that enable the training of ML and AI algorithms.
◦Publicly Available Dataset and Application: In January 2023, Recursion released RxRx3, its largest open-source cellular imaging dataset to date, as well as MolRec™, an interactive application to explore compound and gene relationships. Both of these offerings are free to the public and can be found at www.rxrx.ai.
•Additional Corporate Updates
◦Letter to Shareholders: Recursion Co-Founder & CEO Chris Gibson, Ph.D. wrote an annual letter to shareholders which may be found in the 10-K report filed with the SEC, ahead of Part I.

◦Download Day: In January 2023, Recursion hosted Download Day, a R&D-focused event highlighting aspects of Recursion's platform, data, programs, partnerships and culture. Materials from this event can be found at www.Recursion.com/download-day.
◦Facilities: Recursion completed an expansion of its headquarters in Salt Lake City, making room for research and development activities related to expanding our human tissue culture and chemical compound handling capabilities, enabling new biological contexts for map building and scaling sequencing and automated DMPK assays.
◦ESG Reporting: In October 2022, Sustainalytics ranked Recursion in the top 100 of pharmaceutical companies with respect to its ESG efforts (approximately top 10%). In March 2023, Recursion plans to release an updated ESG report.
◦Annual Shareholder Meeting: The Recursion Annual Shareholder Meeting will be held on June 16, 2023 at 12:00 pm Mountain Time.

Fourth Quarter and Fiscal Year 2022 Financial Results

•Cash Position: Cash, cash equivalents and investments were $549.9 million as of December 31, 2022, compared to $516.6 million as of December 31, 2021.
•Revenue: Total revenue, consisting primarily of revenue from collaborative agreements, was $13.7 million for the fourth quarter of 2022, compared to $2.5 million for the fourth quarter of 2021. Total revenue, consisting primarily of revenue from collaboration agreements, was $39.8 million for the year ended December 31, 2022, compared to $10.2 million for the year ended December 31, 2021. The increase in both periods in 2022 was due to revenue recognized from our Roche-Genentech collaboration.
•Research and Development Expenses: Research and development expenses were $44.0 million for the fourth quarter of 2022, compared to $48.3 million for the fourth quarter of 2021. Research and development expenses were $155.7 million for the year ended December 31, 2022, compared to $135.3 million for the year ended December 31, 2021. The increase in 2022 research and development expenses compared to the prior year was due to increased clinical costs as studies progressed.
•General and Administrative Expenses: General and administrative expenses were $19.8 million for the fourth quarter of 2022, compared to $19.2 million for the fourth quarter of 2021. General and administrative expenses were $81.6 million for the year ended December 31, 2022, compared to $57.7 million for the year ended December 31, 2021. The increase in 2022 general and administrative expenses compared to the prior year was due to the growth in size of the company's operations, including an increase in salaries and wages of $14.3 million, a fixed asset write-down of $2.8 million, increased rent expense of $2.4 million and increases in other administrative costs associated with operating a growing company.
•Net Loss: Net loss was $57.5 million for the fourth quarter of 2022, compared to a net loss of $64.9 million for the fourth quarter of 2021. Net loss was $239.5 million for the year ended December 31, 2022, compared to a net loss of $186.5 million for the year ended December 31, 2021.

About Recursion
Recursion is a clinical stage TechBio company leading the space by decoding biology to industrialize drug discovery. Enabling its mission is the Recursion OS, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset a collection of trillions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

Recursion is headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Toronto, Montreal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact
Media@Recursion.com

Investor Contact
Investor@Recursion.com

Recursion Pharmaceuticals, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenue
Operating revenue	13,676	2,500	$39,681	$10,000
Grant revenue	—	33	162	178
Total revenue	13,676	2,533	39,843	10,178

Operating costs and expenses
Cost of revenue	10,840	—	48,275	—
Research and development	43,980	48,291	155,696	135,271
General and administrative	19,838	19,202	81,599	57,682
Total operating costs and expenses	74,658	67,493	285,570	192,953

Loss from operations	(60,982)	(64,960)	(245,727)	(182,775)
Other income (loss), net	3,490	27	6,251	(3,704)
Net loss	$(57,492)	$(64,933)	$(239,476)	$(186,479)

Per share data
Net loss per share of Class A and B common stock, basic and diluted	$(0.31)	$(0.38)	$(1.36)	$(1.49)
Weighted-average shares (Class A and B) outstanding, basic and diluted	185,669,683	169,368,999	175,537,487	125,348,110

Recursion Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$549,912	$285,116
Restricted cash	1,280	1,552
Accounts receivable	—	34
Other receivables	2,753	9,056
Investments	—	231,446
Other current assets	15,869	7,514
Total current assets	569,814	534,718

Restricted cash, non-current	7,920	8,681
Property and equipment, net	88,192	64,725
Operating lease right-of-use-assets	33,255	—
Intangible assets, net	1,306	1,385
Goodwill	801	801
Other non-current assets	—	35
Total assets	$701,288	$610,345

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,586	$2,819
Accrued expenses and other liabilities	32,904	32,333
Unearned revenue	56,726	10,000
Notes payable	97	90
Operating lease liabilities	5,952	—
Lease incentive obligation	—	1,416
Total current liabilities	100,265	46,658

Deferred rent	—	4,110
Unearned revenue, non-current	70,261	6,667
Notes payable, non-current	536	633
Operating lease liabilities, non-current	44,420	—
Lease incentive obligation, non-current	—	9,339
Total liabilities	215,482	67,407

Commitments and contingencies

Stockholders’ equity
Common stock (Class A and B)	2	2
Additional paid-in capital	1,125,360	943,142
Accumulated deficit	(639,556)	(400,080)
Accumulated other comprehensive loss	—	(126)
Total stockholders’ equity	485,806	542,938

Total liabilities and stockholders’ equity	$701,288	$610,345

Forward-Looking Statements
This document contains information that includes or is based upon "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including, without limitation, those regarding early and late stage discovery, preclinical, and clinical programs; the timing of data from our studies or initiating IND studies; licenses and collaborations, including whether additional partnerships are entered into, existing partner options are exercised and the timing of such exercises; prospective products and their potential future indications and market opportunities; Recursion OS and other technologies; business and financial plans and performance; the release of an updated ESG report; and all other statements that are not historical facts. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “expect,” “anticipate,” “intend,” “believe,” “potential,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; inflation and other macroeconomic issues; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K. All forward-looking statements are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.